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                                                                     EXHIBIT 7.1

                            SHARE PURCHASE AGREEMENT
                            ------------------------

         THIS SHARE PURCHASE AGREEMENT ("Agreement") is made and entered into as of the 30th day of January, 1998, by and among ALAN M. KRAUSE ("Seller") and Baseline Hospitality Properties, LTD, an Arizona limited partnership, ("Purchaser").

                                R E C I T A L S:
                                ----------------

         A. Seller owns 183,001 Common Shares without par value of Realty ReFund Trust, an Ohio unincorporated real estate investment trust (the "Trust").

         B. Seller desires to sell 162,200 of such Common Shares (the "Shares") to Purchaser, and Purchaser desires to purchase the Shares from Seller.

                              A G R E E M E N T S:
                              --------------------

         In consideration of the above Recitals and of the mutual promises set forth below, the parties to this Agreement, intending to be legally bound, agree as follows:

         1. PURCHASE AND SALE. Seller hereby agrees to sell to Purchaser, and Purchaser hereby agrees to purchase from Seller, the Shares for the price and in the manner hereinafter provided.

         2. PURCHASE PRICE; PAYMENT TERMS. The purchase price to be paid by Purchaser to Seller for the Shares shall be Four Dollars and Seventy-Five Cents ($4.75) per Share, for an aggregate purchase price of Seven Hundred Seventy Thousand Four Hundred Fifty Dollars ($770,450)(the "Purchase Price"). Purchaser shall pay the Purchase Price on the date hereof by certified bank check payable to Seller or by wire transfer of funds to an account designated by Seller.

         3. OWNERSHIP; AUTHORITY. Seller represents and warrants that he is the lawful owner of the Shares free and clear of all liens and encumbrances of any kind whatsoever and that he has full power and authority to sell the Shares pursuant to this agreement. Such representations will survive the sale of the Shares hereunder.

         4. DELIVERIES BY SELLER. Contemporaneously with the execution of this Agreement, Seller shall deliver to Purchaser Seller's original share certificates (the "Certificates") representing at least the aggregate number of the Shares, which certificates shall be duly endorsed for transfer or accompanied by appropriate stock powers duly endorsed and sufficient to cause the transfer of the Shares to Purchaser. Upon receipt of the Certificates, Purchaser shall deliver the same to the Trust's transfer agent. Purchaser shall cause the Trust to instruct its



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transfer agent to cancel such certificates and issue new certificates for the
Shares in such names and denominations as Purchaser shall direct. To the extent, if any, that the Certificates represent a number of Common Shares greater than the Shares, Purchaser shall cause the Trust to instruct its transfer agent to issue new certificates for such number of Common Shares in excess of the Shares in such names and denominations as Seller shall direct.

         5. ACKNOWLEDGEMENTS. The parties hereto acknowledge that the sale of the Shares has not been registered with the Division of Securities of the State of Ohio, with any other state securities regulatory body, or with the Securities and Exchange Commission of the United States. Purchaser represents: that its acquisition of the Shares is for its own account for purposes of investment only and is not being made with a view to the distribution thereof; that the Shares will not be sold without registration or other compliance with the Securities Act of 1933, as amended (the "Act"), and the rules and regulations thereunder; that the Shares are "restricted securities" as such term is defined in the rules promulgated under the Act; and that it is fully informed of the applicable limitations upon the resale of such "restricted securities" under Rule 144 of the Act and otherwise. Purchaser hereby acknowledges that the certificates representing the Shares may bear a restrictive legend and that a stop transfer order may be placed in respect thereof.

         6. BINDING EFFECT. This Agreement shall be binding on, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and assigns.

         7. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.

         8. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement at Cleveland, Ohio as of the date first above written.

                                          /s/ Alan M. Krause
                                          -----------------------------------
                                          ALAN M. KRAUSE

                                                    "Seller"


                                          /s/ James F. Wirth, Agent
                                          -----------------------------------

                                                    "Purchaser"